                                                                    Exhibit 10.1
                                                                [EXECUTION COPY]



                                CREDIT AGREEMENT

                                  AND GUARANTY,


                         dated as of February 15, 2000,

                                      among

                        HEALTH MANAGEMENT SYSTEMS, INC.,

                                  as Borrower,


                      ACCELERATED CLAIMS PROCESSING, INC.,

                  QUALITY MEDI-CAL ADJUDICATION, INCORPORATED,

                         HEALTH CARE MICROSYSTEMS, INC.,

                              CDR ASSOCIATES, INC.,

                       HSA MANAGED CARE SYSTEMS, INC., and

                      HEALTH RECEIVABLES MANAGEMENT, INC.,

                                 as Guarantors,


                                       and

                            THE CHASE MANHATTAN BANK,

                                    as Bank.

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                                TABLE OF CONTENTS

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                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.        Defined Terms.........................................................................    1
SECTION 1.02.        Accounting Terms......................................................................   11

                                   ARTICLE II

                         AMOUNT AND TERMS OF THE CREDITS

SECTION 2.01.        Loans.................................................................................   11
SECTION 2.02.        Reduction of Revolving Credit Facility................................................   12
SECTION 2.03.        Notice and Manner of Borrowing; Minimum Amounts.......................................   12
SECTION 2.04.        Interest Periods; Conversions; Renewals...............................................   12
SECTION 2.05.        Interest..............................................................................   13
SECTION 2.06.        Note..................................................................................   13
SECTION 2.07.        Optional Prepayments..................................................................   14
SECTION 2.08.        Fees..................................................................................   14
SECTION 2.09.        Method of Payment.....................................................................   14
SECTION 2.10.        Use of Proceeds.......................................................................   15
SECTION 2.11.        Additional Costs......................................................................   15
SECTION 2.12.        Limitation on Types of Loans..........................................................   16
SECTION 2.13.        Illegality............................................................................   16
SECTION 2.14.        Treatment of Affected Loans...........................................................   17
SECTION 2.15.        Risk-Based Capital....................................................................   17
SECTION 2.16.        Certain Compensation..................................................................   17

                                   ARTICLE III

                                LETTERS OF CREDIT

SECTION 3.01.        Standby Letters of Credit.............................................................   18
SECTION 3.02.        Application for Standby Letter of Credit..............................................   18
SECTION 3.03.        Standby Letter of Credit Fees and Expenses............................................   18
SECTION 3.04.        Reimbursement Obligation..............................................................   19
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                                   ARTICLE IV

                                    GUARANTY

SECTION 4.01.        Guaranty..............................................................................   20
SECTION 4.02.        Guarantor's Obligations Unconditional.................................................   20
SECTION 4.03.        Waivers...............................................................................   21
SECTION 4.04.        Subrogation...........................................................................   21
SECTION 4.05.        Right of Contribution.................................................................   22

                                    ARTICLE V

                              CONDITIONS PRECEDENT

SECTION 5.01.        Conditions Precedent to the Initial Loan or Standby Letter of Credit..................   22
SECTION 5.02.        Conditions Precedent to All Loans and All Standby Letters of Credit...................   23
SECTION 5.03.        Deemed Representation.................................................................   24

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

SECTION 6.01.        Incorporation, Good Standing and Due Qualification....................................   24
SECTION 6.02.        Corporate Power and Authority.........................................................   24
SECTION 6.03.        Legally Enforceable Agreement.........................................................   25
SECTION 6.04.        Financial Statements..................................................................   25
SECTION 6.05.        Labor Disputes and Acts of God........................................................   25
SECTION 6.06.        Other Agreements......................................................................   26
SECTION 6.07.        Litigation............................................................................   26
SECTION 6.08.        No Defaults on Outstanding Judgments or Orders........................................   26
SECTION 6.09.        Ownership and Liens...................................................................   26
SECTION 6.10.        Subsidiaries and Ownership of Stock...................................................   26
SECTION 6.11.        ERISA.................................................................................   26
SECTION 6.12.        Operation of Business.................................................................   27
SECTION 6.13.        Taxes.................................................................................   27
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                                    ARTICLE VII
                               AFFIRMATIVE COVENANTS

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SECTION 7.01.        Maintenance of Existence..............................................................   27
SECTION 7.02.        Maintenance of Records................................................................   27
SECTION 7.03.        Maintenance of Properties.............................................................   27
SECTION 7.04.        Conduct of Business...................................................................   28
SECTION 7.05.        Maintenance of Insurance..............................................................   28
SECTION 7.06.        Compliance With Laws..................................................................   28
SECTION 7.07.        Right of Inspection...................................................................   28
SECTION 7.08.        Reporting Requirements................................................................   28
SECTION 7.09.        New Subsidiaries......................................................................   30

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

SECTION 8.01.        Liens.................................................................................   31
SECTION 8.02.        Debt..................................................................................   32
SECTION 8.03.        Mergers, Etc..........................................................................   32
SECTION 8.04.        Dividends.............................................................................   33
SECTION 8.05.        Sale of Assets........................................................................   33
SECTION 8.06.        Investments...........................................................................   33
SECTION 8.07.        Guaranties, Etc.......................................................................   34
SECTION 8.08.        Transactions With Affiliate...........................................................   34
SECTION 8.09.        Restrictions on Dividends.............................................................   34
SECTION 8.10.        Stock of Subsidiary, Etc..............................................................   34

                                   ARTICLE IX

                               FINANCIAL COVENANTS

SECTION 9.01.        Minimum Consolidated Current Ratio....................................................   35
SECTION 9.02.        Minimum Consolidated Tangible Net Worth...............................................   35
SECTION 9.03.        Consolidated Leverage Ratio...........................................................   35
SECTION 9.04.        Minimum Consolidated Cash Flow Ratio..................................................   35
SECTION 9.05.        Consolidated Interest Coverage........................................................   35

                                    ARTICLE X

                                EVENTS OF DEFAULT

SECTION 10.01.       Events of Default.....................................................................   36
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                                   ARTICLE XI

                                  MISCELLANEOUS

SECTION 11.01.       Amendments, Etc.......................................................................   38
SECTION 11.02.       Notices, Etc..........................................................................   38
SECTION 11.03.       No Waiver; Remedies...................................................................   38
SECTION 11.04.       Assignment; Participation.............................................................   38
SECTION 11.05.       Costs, Expenses and Taxes.............................................................   39
SECTION 11.06.       Indemnification.......................................................................   39
SECTION 11.07.       Right of Setoff.......................................................................   39
SECTION 11.08.       Governing Law.........................................................................   40
SECTION 11.09.       Severability of Provisions............................................................   40
SECTION 11.10.       Headings..............................................................................   40
SECTION 11.11.       Jurisdiction; Immunities; Waiver of Jury Trial........................................   40
SECTION 11.12.       Effectiveness.........................................................................   41


EXHIBITS

EXHIBIT A            FORM OF NOTE
EXHIBIT B            FORM OF CLOSING DATE CERTIFICATE
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

                  CREDIT AGREEMENT AND GUARANTY dated as of February 15, 2000 among HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation (the "Borrower"), ACCELERATED CLAIMS PROCESSING, INC., a Delaware corporation ("ACP"), QUALITY MEDI-CAL ADJUDICATION, INCORPORATED, a California corporation ("QMA"), HEALTH CARE MICROSYSTEMS, INC., a California corporation ("HCM"), CDR ASSOCIATES, INC., a Maryland corporation ("CDR"), HSA MANAGED CARE SYSTEMS, INC., a Delaware Corporation ("HSA"), HEALTH RECEIVABLES MANAGEMENT, INC., a Delaware Corporation ("HRM"), and THE CHASE MANHATTAN BANK (the "Bank").

                   The parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  "ACP" means Accelerated Claims Processing, Inc., a Delaware Corporation.

                  "Acquisitions" means the purchase or the commitment to purchase by the Borrower or any Guarantor of (1) an equity interest in any Person, whether in the form of shares of capital stock, partnership interest, membership interest or otherwise, or (2) any assets of or the business of another Person (other than any assets required for the ongoing operation of the business of the Borrower or any Guarantor, as the case may be).

                  "Affected Loans" shall have the meaning assigned to such term in Section 2.14.

                  "Affiliate" means any Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any Guarantor; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Guarantor; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or any Guarantor. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

                  "Agreement" means this Credit Agreement and Guaranty, as amended, supplemented, or modified from time to time.

                  "Applicable Lending Office" means, for each of the Prime Rate Loans and LIBOR Loans, the Lending Office of the Bank (or of an affiliate of the Bank) designated for the Prime Rate Loans and LIBOR Loans, on the signature pages hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office by which the Prime Rate Loans or LIBOR Loans are to be made and maintained.

                  "Applicable Margin" means with respect to a LIBOR Loan seven-eighths of one percent (.875%); provided, however, that if Consolidated Earnings Before Interest, Taxes and Depreciation as set forth in the certificate delivered pursuant to Section 7.08(4) is less than $15,000,000 for the fiscal year ended October 31, 2000, the Applicable Margin with respect to any LIBOR Loan outstanding on or subsequent to November 1, 2000 shall instead be one and one-eighth of one percent (1.125%) and concurrently with the delivery of such certificate, to the extent not yet paid, the Borrower shall pay any additional interest that would otherwise have accrued and been due as a result of such increase to the Applicable Margin.

                  "Application" means each application submitted by the Borrower requesting that the Bank issue a Standby Letter of Credit for the account of the Borrower.

                  "Board of Governors" means the Board of Governors of the Federal Reserve System or any successor.

                  "Borrower" means Health Management Systems, Inc., a New York corporation.

                  "Borrowing Notice" has the meaning specified in Section 2.03.

                  "Broken Funding Fee" means an amount equal to the difference between (1) the amount of interest which otherwise would have accrued on the principal amount of the LIBOR Loan so prepaid or unborrowed over the period equal to the remaining portion of the applicable Interest Period and (2) the amount of interest the Bank would earn if such principal amount were reinvested for such remaining portion of the applicable Interest Period in the highest quality U.S. Treasury obligations in an amount equal to the prepaid or unborrowed principal amount and with a maturity approximately equal to such remaining portion of the applicable Interest Period.

                  "Business Day" means: (1) any day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York; and (2) if the applicable day relates to a LIBOR Loan, an Interest Period with respect to a LIBOR Loan, or notice with respect to any LIBOR Loan, any such day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

                  "Cash Collateral" means a deposit by the Borrower, made in immediately available funds, to a savings, checking or time deposit account at the Bank or the purchase by the Borrower of a certificate of deposit issued by the Bank and the execution of all documents and the taking of all steps required to give the Bank a perfected security interest in such deposit or certificate of deposit.

                  "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "CDR" means CDR Associates, Inc., a Maryland corporation.

                  "Closing Date" means the date on which the conditions precedent to the making of the initial Loan or the initial Standby Letter of Credit set forth in Section 5.01 shall have been satisfied, which date shall be a Business Day.

                  "Commitment" means, collectively, the Loan Commitment and the Standby Letter of Credit Commitment.

                  "Consolidated Capital Expenditures" means, for any period, the Dollar amount of gross expenditures (including obligations under Capital Leases) made by the Borrower and its Consolidated Subsidiaries.

                  "Consolidated Current Assets" means, at any time, consolidated total current assets of the Borrower and its Consolidated Subsidiaries less all consolidated prepaid expenses of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Current Liabilities" means, at any time, consolidated total current liabilities of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Debt Service" means, for any period, without duplication, the sum of: (1) all Consolidated Interest Expense required to be paid during such period; (2) all principal required to be paid on all outstanding Debt by the Borrower or any of its Consolidated Subsidiaries during such period, including but not limited to payments on Consolidated Senior Debt, and (3) all other amounts required to be paid during such period by the Borrower or any of its Consolidated Subsidiaries under the Loan Documents or any other agreement related to and governing the terms of outstanding Debt of the Borrower or any of its Consolidated Subsidiaries.

                  "Consolidated Deferred Assets" means, at any time, consolidated deferred income taxes of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Deferred Liabilities" means, at any time, both consolidated deferred income taxes and consolidated deferred revenue of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Depreciation" means, at any time, consolidated depreciation and amortization of property, equipment and intangible assets of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Earnings Before Interest, Taxes and Depreciation" means, for any period, an amount equal to the sum of, without duplication, (1) Consolidated Net Income for such period plus (2) Consolidated Interest Expense for such period plus (3) Consolidated Taxes for such period plus (4) Consolidated Depreciation for such period.

                  "Consolidated Interest Expense" means, for any period, consolidated interest expense of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Net Income" means, for any period, the consolidated net income of the Borrower and its Consolidated Subsidiaries, exclusive of any extraordinary items whether gains or losses, all as determined in accordance with GAAP.

                  "Consolidated Senior Debt" means, at any time, the aggregate amount of all obligations of the Borrower or any of its Consolidated Subsidiaries to the Bank, including but not limited to the Loan, the face amount of all outstanding Standby Letters of Credit Obligations and all other obligations to the Bank under any of the Loan Documents.

                  "Consolidated Subsidiaries" means all Subsidiaries of the Borrower that should be included in the Borrower's consolidated financial statements, all as determined in accordance with GAAP.

                  "Consolidated Taxes" means, for any period, the consolidated income tax benefit (expense) of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Tangible Net Worth" means, at any time, the excess of (1) Consolidated Total Tangible Assets over (2) Consolidated Total Liabilities.

                  "Consolidated Total Intangible Assets" means, at any time, the consolidated intangible assets of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP, including but not limited to noncompete contracts, employment contracts, deferred or prepaid transaction costs, capitalized research and development costs, capitalized interest, debt discount and expenses, goodwill, patents, trademarks, copyrights, franchise, license and other intangible assets.

                  "Consolidated Total Liabilities" means, at any time, consolidated total liabilities of the Borrower and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

                  "Consolidated Total Tangible Assets" means, at any time, the excess of (1) consolidated total assets of the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP, over (2) Consolidated Total Intangible Assets.

                  "Debt" means: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under bankers, or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any item included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) all obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for a swap, ceiling rate, ceiling and floor rates, contingent participation or other hedging mechanism with respect to interest or other fees payable on any of the items described in this definition.

                  "Default" means any of the events specified in Section 10.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Default Rate" means, with respect to an amount of any Loan not paid when due, a rate per annum equal to: (1) if such Loan is a Prime Rate Loan, a variable rate per annum equal to two percent (2%) above the Prime Rate; or (2) if such Loan is a LIBOR Loan, a fixed rate per annum equal to two and seven-eighths of one percent (2.875%) above the LIBOR Interest Rate until the end of the period the LIBOR Interest Rate applies, and thereafter, a variable rate per annum equal to two percent (2%) above the Prime Rate.

                  "Dividends" means, for any period, all dividends declared and paid by the Borrower during such period; provided, however, dividends may only be paid by the Borrower if permitted under the terms of this Agreement.

                  "Dollars" and the sign "$" mean lawful money of the United States of America.

                  "Effective Date" means the date on which the conditions precedent to the effectiveness hereof that are set forth in Section 11.12 shall have been satisfied.

                  "Environmental Discharge" means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

                  "Environmental Law" means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "Environmental Notice" means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to the Borrower's or any Subsidiary's compliance with any Environmental Law in connection with any activity or operations at any time conducted by the Borrower or such Subsidiary, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of the Borrower's or any Subsidiary's locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility; and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof, and (3) any violation or alleged violation of any relevant Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

                  "Event of Default" means any of the events specified in
Section 10.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Existing Lines of Business" means the business of providing data processing and information management, analytical and transactional services, or facilities management services for data processing to hospitals, government institutions, health care providers and other institutions and entities.

                  "Fiscal Year" or "fiscal year" means a period from November 1 to October 31.

                  "GAAP" means generally accepted accounting principles in the United States used in the preparation of the financial statements referred to in
Section 6.04.

                  "Good Faith Contest" means the contest of an item if: (1) the item is diligently contested in good faith by appropriate proceedings timely instituted; (2) adequate cash reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) during the period of the contest the failure to pay or comply with the contested item could not result in a Material Adverse Change.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Governmental Approvals" means any authorization, consent, approval, license or exemption of, registration or filing with or report or notice to, any governmental unit, whether federal, state, local or foreign.

                  "Guarantor" means each of ACP, QMA, HCM, CDR, HSA, HRM and each other entity which becomes a guarantor under this Agreement in accordance with Section 7.09.

                  "Guaranty" has the meaning specified in Section 4.01.

                  "Hazardous Materials" means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

                  "HCM" means Health Care microsystems, Inc., a California corporation.

                  "HSA" means HSA Managed Care Systems, Inc., a Delaware corporation.

                  "HRM" means Health Receivables Management, Inc., a Delaware corporation.

                  "Instrument" means with respect to each Standby Letter of Credit, each written demand for payment under such Standby Letter of Credit, whether in the form of a draft, receipt, acceptance, or teletransmission, including but not limited to telex or cable.

                  "Interest Period" means, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made, converted or continued and ending, as the Borrower may select, pursuant to Section 2.04 on the numerically corresponding day in the first, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. If an Interest Period for a LIBOR Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day. There are no Interest Periods for Prime Rate Loans.

                  "Law" means any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment.

                  "LIBOR Base Rate" means, with respect to any LIBOR Loan for any Interest Period therefore, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Bank to be the rates quoted by the principal London branch of the Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two (2) Business Days prior to the first day of such Interest Period for such LIBOR Loan for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to such Interest Period and principal amount of the LIBOR Loan which shall be made, continued or converted by the Bank and outstanding during such Interest Period.

                  "LIBOR Interest Rate" means for any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient of (1) the LIBOR Base Rate for such Loan for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such Interest Period.

                  "LIBOR Loan" means any Loan when and to the extent the interest rate therefor is determined by reference to the LIBOR Interest Rate.

                  "LIBOR Reserve Requirement" means, for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars ($1,000,000,000) against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined or (2) any category of extensions of credit or other assets which include LIBOR Loans.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance, of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

                  "Loan" or "Loans" shall have the meaning assigned to such terms in Section 2.01.

                  "Loan Commitment" has the meaning specified in Section 2.01.

                  "Loan Documents" means this Agreement (including the Guaranty), the Note and each Application.

                  "Material Adverse Change" means (1) a material adverse change in the status of the business, results of operations, condition (financial or otherwise), property or prospects of the Borrower or any Guarantor or (2) any event or occurrence of whatever nature which could have a material adverse effect on (i) the Borrower's or any Guarantor's ability to perform its obligations under the Loan Documents to which it is a party or (ii) the rights and remedies of the Bank under any Loan Document.

                  "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

                  "Note" has the meaning specified in Section 2.06.

                  "Obligations" has the meaning specified in Section 4.01.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Acquisitions" means any Acquisition if all of the following tests are satisfied: (1) the total compensation paid and/or Debt assumed (other than accounts payable to trade creditors for goods or services) in connection with any such Acquisition does not exceed Twenty Million Dollars ($20,000,000); (2) the Person or assets acquired are engaged in, or may be used in connection with, Existing Lines of Business; (3) at the time of and after giving effect to such Acquisition there are and shall be no Defaults or Events of Defaults; and (4) after giving effect to such proposed Acquisition the total compensation paid and/or Debt assumed (other than accounts payable to trade creditors for goods or services) in connection with all Acquisitions made during the fiscal year in which such proposed Acquisition is to be made does not exceed Twenty Million Dollars ($20,000,000).

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

                  "Plan" means any plan established, maintained, or to which contributions have been made by Borrower or any ERISA Affiliate.

                  "Prime Rate" means the rate of interest as announced by the Bank at its Principal Office as in effect from time to time as its prime commercial lending rate.

                  "Prime Rate Loan" means the portions of the Loan when and to the extent the interest rate therefor is determined by the Prime Rate.

                  "Principal Office" means Two Seventy Park Avenue, New York, New York 10017 or such other office designated by the Bank as its principal or head office.

                  "Prohibited Transaction" means any transaction set forth in section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

                  "QMA" means Quality Medi-Cal Adjudication, Incorporated, a California corporation.

                  "Quarterly Payment Date" means the first Business Day of January, April, July or October.

                  "Regulation D" means Regulation D of the Board of Governors, as the same may be amended or supplemented from time to time.

                  "Regulatory Change" means, with respect to the Bank, any change after the date of this Agreement in United States Federal Law, state Law or foreign Law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Bank of or under any United States Federal Law, state Law or foreign Law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

                  "Revolving Credit Facility" means Ten Million Dollars ($10,000,000) less the aggregate sum of all terminations of the Revolving Credit Facility as in effect on the Effective Date pursuant to Section 2.02.

                  "Revolving Credit Facility (Loans)" means the Revolving Credit Facility less all Standby Letter of Credit Obligations.

                  "Revolving Credit Facility (Standby Letters of Credit)" means the lesser of (1) Two Million Dollars ($2,000,000), or (2) the Revolving Credit Facility less the aggregate principal amount of all outstanding Loans.

                  "Revolving Credit Facility Fee" has the meaning specified in
Section 2.08.

                  "Revolving Credit Facility Termination Date" means the earlier of (1) February 13, 2001 and (2) if the Closing Date has not occurred on or prior to April 12, 2000, such day that the Bank shall have given notice to the Borrower that the Bank is terminating its Commitment hereunder.

                  "Standby Letter of Credit" has the meaning specified in
Section 3.01.

                  "Standby Letter of Credit Commitment" has the meaning specified in Section 3.01.

                  "Standby Letter of Credit Fees" has the meaning specified in
Section 3.03.

                  "Standby Letter of Credit Obligations" means at any time an amount equal to the sum of (1) the aggregate undrawn face amount of all outstanding Standby Letters of Credit, plus (2) the aggregate amount of all unreimbursed obligations on Standby Letters of Credit, plus (3) the aggregate amount of all overdrafts created to satisfy any of the foregoing obligations where all reductions in overdrafts shall first be applied to overdrafts created to satisfy obligations other than those listed above and then to those listed above.

                  "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company, or other business entity of which shares of stock, securities or other ownership interest representing more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interest, are, at the time of which any determination is made, owned or controlled by such Person or one or more intermediaries, or both, of such Person, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

                  "Unused Revolving Credit Facility" means, on any date of determination, the difference, if any, between (1) the Revolving Credit Facility and (2) the sum of (a) the aggregate outstanding principal amount of all Loans plus (b) the aggregate amount of all outstanding Standby Letter of Credit Obligations.

                  SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.


                                   ARTICLE II

                         AMOUNT AND TERMS OF THE CREDITS

                  SECTION 2.01. Loans. The Bank agrees, on the terms and conditions set forth in this Agreement (including Article V), to make loans (the "Loans") to the Borrower on any Business Day during the period from the Effective Date up to but not including the Revolving Credit Facility Termination Date, provided that the aggregate principal amount of all such Loans outstanding at any time shall not exceed the Revolving Credit Facility (Loans) ("Loan Commitment"). The Loans may be: (1) a Prime Rate Loan; or (2) a LIBOR Loan; or
(3) any combination of the foregoing, as determined by the Borrower and notified to the Bank in accordance with Section 2.03. Each type of Loan shall be made and maintained at the Bank's Applicable Lending Office for such type of Loan. Within the limits of the Revolving Credit

Facility (Loans), the Borrower may borrow, make an optional prepayment pursuant to Section 2.07, and reborrow under this Section 2.01.

                  SECTION 2.02. Reduction of Revolving Credit Facility. The Borrower shall have the right, upon at least one (1) Business Day's notice to the Bank, to terminate in whole or reduce in part the unused portion of the Revolving Credit Facility, provided that each partial reduction shall be in the amount of not less than Five Hundred Thousand Dollars ($500,000).

                  SECTION 2.03. Notice and Manner of Borrowing; Minimum Amounts. Each LIBOR Loan and Prime Rate Loan shall be made on notice (each a "Borrowing Notice") from the Borrower to the Bank, which notice shall be given not later than 11:00 a.m., New York City time, on (1) the third Business Day prior to the making of any Loan to which the LIBOR Interest Rate applies, and (2) the Business Day of making of any Loan to which the Prime Rate applies. Each Borrowing Notice must specify: (1) the date and amount of such Loan; (2) that the Loan will bear interest at (a) the Prime Rate, or (b) the LIBOR Interest Rate plus the Applicable Margin, and (3) in the case of Loans bearing interest at the LIBOR Interest Rate, the initial Interest Period applicable thereto. All Prime Rate Loans, and any conversions thereof pursuant to Section 2.04 below, shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) and all LIBOR Loans, and any conversions or continuations thereof pursuant to Section 2.04 below, shall be in the minimum amount of One Million Dollars ($1,000,000) and in integral multiples thereof. Upon fulfillment of the applicable conditions set forth in Article V, the Bank will make funds available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

                  SECTION 2.04. Interest Periods; Conversions; Renewals. In the case of each LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations; (1) no Interest Period may extend beyond the Revolving Credit Facility Termination Date; and (2) no Interest Period shall have a duration of less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available. Unless a Loan is accruing interest based upon the LIBOR Interest Rate plus the Applicable Margin, such Loan will accrue interest at the Prime Rate. To illustrate, if the Borrower does not convert a Prime Rate Loan into a LIBOR Loan, then such Loan will continue to be a Prime Rate Loan.

                  The Borrower may elect from time to time to convert all or a part of one type of Loan into a Prime Rate or LIBOR Loan or to renew all or part of a LIBOR Loan by giving the Bank notice at least one (1) Business Day before conversion into a Prime Rate Loan, and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans the duration of the Interest Period applicable thereto; provided that LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 2.04 shall be irrevocable and shall be given not later than 11:00 a.m., New York City time, on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Rate Loan on the last day of the Interest Period for such Loan.

                  SECTION 2.05. Interest. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of its Loans at a rate per annum as follows: (1) for a Prime Rate Loan at a rate equal to the Prime Rate; and (2) for a LIBOR Loan at a rate equal to the LIBOR Interest Rate plus the Applicable Margin. Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

                  The interest rate on each Prime Rate Loan shall change when the Prime Rate changes. Interest on each Loan shall not exceed the maximum amount permitted under applicable Law and shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

                  Accrued interest shall be due and payable in arrears upon any payment of principal and

                  (a) with respect to Prime Rate Loans, on the first Business Day of each month, commencing the first such date after the Closing Date;

                  (b) with respect to LIBOR Loans, on the last day of the applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period);

                  (c) with respect to the principal amount of any Prime Rate Loans converted into LIBOR Loans on a day when interest would not otherwise have been payable pursuant to clause (a), on the date of such conversion; and

                  (d) with respect to additional interest, if any, that would otherwise have accrued and been due as a result of any increase to the Applicable Margin as set forth in the proviso to the definition thereof, concurrently with the delivery of the certificate delivered pursuant to Section 7.08(4) for the fiscal year ended October 31, 2000.

Interest accruing at the Default Rate shall be due and payable on demand.

                  SECTION 2.06. Note. The Loans shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower, in substantially the form of Exhibit A hereto (the "Note") duly completed. The Note shall (1) be in the principal amount of the Revolving Credit

Facility, (2) be dated the Closing Date, (3) be payable to the Bank for the account of its applicable Lending Office and (4) mature as to principal on the Revolving Credit Facility Termination Date. The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note the amount of each Loan, the type of the Loan and each renewal, conversion, continuation and payment of principal amount received by the Bank for the account of its Applicable Lending Office on account of the Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, continuation or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note. The Bank agrees that prior to any assignment of the Note it will endorse the schedule attached to the Note.

                  SECTION 2.07. Optional Prepayments. The Borrower may, upon giving notice to the Bank prior to 11:00 a.m. of the day of the prepayment in the case of Prime Rate Loans, and at least three (3) Business Days' notice to each Bank in the case of LIBOR Loans, prepay the Note, in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that: (1) each partial prepayment shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000); and (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loan, unless the Borrower pays the Bank the Broken Funding Fee.

                  SECTION 2.08. Fees. The Borrower shall pay to the Bank a commitment fee (the "Revolving Credit Facility Fee") on the daily average amount of the Unused Revolving Credit Facility for the period from and including the Effective Date to but excluding the Revolving Credit Facility Termination Date at a rate per annum equal to three-eighths of one percent (.375%); provided, however, that if Consolidated Earnings Before Interest, Taxes and Depreciation as set forth in the certificate delivered pursuant to Section 7.08(4) is less than $15,000,000 for the fiscal year ended October 31, 2000, then the Borrower shall pay a Revolving Credit Facility Fee on the daily average amount of the Unused Revolving Credit Facility for the period from and including November 1, 2000 to but excluding the Revolving Credit Facility Termination Date at a rate per annum equal to five-eighths of one percent (0.625%) and concurrently with the delivery of such certificate, to the extent not yet paid, the Borrower shall pay any additional Revolving Credit Facility Fees that would otherwise have accrued and been due as a result of such increase to such rate. The Revolving Credit Facility Fee shall be paid, in arrears, on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Credit Facility Termination Date; provided, however, that the Revolving Credit Facility Fee for the period from the Effective Date to but not including the first Business Day of the Quarterly Payment Date immediately succeeding the Effective Date shall be paid in advance on the Effective Date.

                  SECTION 2.09. Method of Payment. The Borrower shall make each payment under this Agreement and under the Note not later than 11:00 A.M. (New York time) on the date when due in Dollars to the Bank for the account of its Applicable Lending Office. The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account it maintains with the Bank any amount so due to the Bank. Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Note shall be stated to be due on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest, the Revolving Credit Facility Fee and any other fees that may be applicable hereunder.

                  SECTION 2.10. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for working capital, equipment purchases, financing Acquisitions and general corporate purposes; provided, however, no proceeds will be used for Acquisitions which are not Permitted Acquisitions. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

                  SECTION 2.11. Additional Costs. The Borrower shall pay directly to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate it for any increased costs which the Bank determines are attributable to its making or maintaining any LIBOR Loan, or its obligation to convert any Prime Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any of such LIBOR Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

                  (1) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such LIBOR Loans (other than taxes imposed on or measured by the overall net income of the Bank or of its Applicable Lending Office for any of such LIBOR Loans by the jurisdiction in which the Bank has its Principal Office or such Applicable Lending Office); or

                  (2) (other than to the extent of the LIBOR Reserve Requirement taken into account in determining the LIBOR Interest Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any LIBOR Loans or any deposits referred to in the definition of "LIBOR Interest Rate" in Section 1.01 hereof), or any commitment of the Bank; or

                  (3) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities).

                  Without limiting the effect of the provisions of the first paragraph of this Section 2.11, in the event that, by reason of any Regulatory Change, the Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits of other liabilities of the Bank which includes deposits by reference to which the LIBOR Interest Rate, is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes loans based on the LIBOR Interest Rate, or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to make or continue, or to convert Loans into LIBOR Loans, shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 2.14 hereof shall be applicable).

                  Without limiting the effect of the foregoing provisions of this Section 2.11 (but without duplication), the Borrower shall pay directly to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by the Bank (or any Applicable Lending Office), pursuant to any Law or regulation or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of any Loan or the Revolving Credit Facility, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Bank (or any Applicable Lending Office) to a level below that which the Bank (or any Applicable Lending Office) could have achieved but for such Law, regulation, interpretation, directive or request.

                  Determinations and allocations by the Bank for purposes of this Section 2.11 of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section 2.11 or of the effect of capital maintained pursuant to the third paragraph of this Section 2.11, on its costs or rate of return of maintaining the Loans or on amounts receivable by it in respect of the Loans, and the amounts required to compensate the Bank under this Section 2.11, shall be conclusive absent manifest error.

                  SECTION 2.12. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period the Bank determines (which determination shall be conclusive) that (1) the relevant rates of interest referred to in the definition of "LIBOR Interest Rate" in Section 1.01 hereof upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined do not adequately cover the cost to the Bank of making or maintaining such LIBOR Loans for such Interest Period; or (2) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make LIBOR Loans, convert Loans into LIBOR Loans or continue LIBOR Loans, and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans either prepay such LIBOR Loans or convert such LIBOR Loans into a Prime Rate Loan.

                  SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder or convert Loans into

LIBOR Loans, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or continue, or to convert Loans into LIBOR Loans, shall be suspended until such time as the Bank may again make and maintain LIBOR Loans (in which case the provisions of Section 2.14 hereof shall be applicable).

                  SECTION 2.14. Treatment of Affected Loans. If the obligations of the Bank to make or continue LIBOR Loans, or to convert Loans into LIBOR Loans are suspended pursuant to Section 2.12 or 2.13 hereof (LIBOR Loans so affected being herein called "Affected Loans") the Bank's Affected Loans shall be automatically converted into Prime Rate Loans on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by Section 2.12 or 2.13, on such earlier date as the Bank may specify to the Borrower).

                  To the extent that the Bank's Affected Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to the Bank's Affected Loans shall be applied instead to its Prime Rate Loans. All Loans which would otherwise be made or continued by the Bank as LIBOR Loans shall be made or continued instead as Prime Rate Loans and all Prime Rate Loans of the Bank which would otherwise be converted into LIBOR Loans shall remain as Prime Rate Loans.

                  SECTION 2.15. Risk-Based Capital. In addition to the rights granted under any other provision of this Agreement, in the event that the Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any Law or regulation or (2) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Bank such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrower hereunder. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Borrower agrees to pay compensation pursuant to this Section 2.15 within thirty (30) days after the Bank notifies the Borrower that the Bank is entitled to compensation under this Section 2.15.

                  Determinations by the Bank for purposes of this Section 2.15 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrower hereunder shall be conclusive, absent manifest error.

                  SECTION 2.16. Certain Compensation. The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to:

                  (1) any payment, prepayment, conversion or continuation of a LIBOR Loan made by the Bank on a date other than the last day of an Interest Period for such Loan whether by reason of acceleration or otherwise; or

                  (2) any failure by the Borrower for any reason to borrow, convert or continue a LIBOR Loan to be borrowed, converted or continued by the Bank on the date specified therefor in the relevant notice issued by the Borrower.

                  Without limiting the foregoing, such compensation shall include an amount equal to the Broken Funding Fee. A determination of the Bank as to the amounts payable pursuant to the prior paragraph of this Section 2.16 shall be conclusive absent manifest error.


                                   ARTICLE III

                                LETTERS OF CREDIT

                  SECTION 3.01. Standby Letters of Credit. Subject to the terms and conditions of this Agreement (including Article V), the Bank agrees to issue standby or performance letters of credit ("Standby Letters of Credit") for the account of the Borrower from time to time during the period from the Effective Date to the Revolving Credit Facility Termination Date, provided that the aggregate face and principal amount of all Standby Letter of Credit obligations outstanding at any time does not exceed the Revolving Credit Facility (Standby Letter of Credit) ("Standby Letter of Credit Commitment"). In addition, the Bank will not be required to issue a Standby Letter of Credit with a maturity date on or after the Revolving Credit Facility Termination Date.

                  SECTION 3.02. Application for Standby Letter of Credit. The Bank will not be required to issue a Standby Letter of Credit unless the Borrower submits to the Bank an Application (in the Bank's then current form for standby or performance letters of credit) for such Standby Letter of Credit. In addition to the other terms and provisions of this Agreement, including but not limited to those set forth in this Article, each Standby Letter of Credit will be subject to the terms and provisions of the Application submitted in connection with such Standby Letter of Credit, provided, however, that to the extent there are any inconsistencies between this Agreement and the Application the terms of this Agreement shall apply.

                  SECTION 3.03. Standby Letter of Credit Fees and Expenses. The Borrower will pay the Bank, on demand, the Bank's issuance and administrative fees and all charges, costs, and expenses paid or incurred by the Bank in connection with each Standby Letter of Credit. Unless otherwise agreed, all issuance and administrative fees payable under this Agreement shall be at the rates customarily charged by the Bank at that time in like circumstances.

                  In addition to the items noted in the first paragraph of this Section, the Borrower shall pay to the Bank an annual letter of credit fee equal to one percent (1%) of the face amount of each Standby Letter of Credit ("Standby Letter of Credit Fee"). Such Standby Letter of Credit Fee shall accrue from the date of issuance of each such Standby Letter of Credit and be paid quarterly, in arrears, on each Quarterly Payment Date after the issuance of such Standby Letter of Credit and on the Revolving Credit Facility Termination Date; provided, however, the percentage used to compute the Standby Letter of Credit Fee will be increased by two percent (2%) during each period a Default or Event of Default exists.

                  In addition to the fees and amounts otherwise payable by Borrower under this Section, the Borrower shall pay to the Bank on demand such amounts as the Bank, in its sole discretion, determines are necessary to compensate it for any cost attributable to its providing or maintaining its Standby Letter of Credit Commitment, or its issuing or having outstanding any Standby Letter of Credit, resulting from the application of any Law or regulation applicable to the Bank regarding any reserve, assessment, capital adequacy or similar requirements relating to letters of credit or the reimbursement agreements with respect thereto or to similar liabilities or assets of the Bank, whether existing at the time of issuance of the Standby Letter of Credit or adopted thereafter. The Borrower acknowledges that there are various methods of allocating costs to the Standby Letters of Credit and agrees that the Bank's allocation for purposes of determining the costs referred to in this paragraph shall be conclusive and binding upon the Borrower, provided such allocation is made by the Bank in good faith.

                  SECTION 3.04. Reimbursement Obligation. The Borrower will pay the Bank, on demand, at 1411 Broadway, Fifth Floor, New York, New York 10018 in immediately available funds, the amount required to reimburse the Bank in respect of the Bank's payment of each Instrument. If not reimbursed on the date of the Bank's payment of an Instrument then such reimbursement shall be made with interest at the Default Rate on Prime Rate Loans from the date of the Bank's payment of such Instrument to the date of the Borrower's reimbursement of the Bank.

                  If the Instrument is in foreign currency, such reimbursement shall be in Dollars at the Bank's selling rate for cable transfers to the place of payment of the Instrument current on the date of payment or of the Bank's settlement of its obligation, as the Bank may require. If, for any cause, on the date of payment or settlement, as the case may be, there is no selling rate or other rate of exchange generally current in New York for effecting such transfers, the Borrower will pay the Bank on demand an amount in Dollars equivalent to the Bank's actual cost of settlement of its obligation however or whenever the Bank shall make such settlement, with interest at the Prime Rate from the date of settlement to the date of payment. The Borrower will comply with all governmental exchange regulations now or hereafter applicable to each Standby Letter of Credit or Instrument or payments related thereto and will pay the Bank, on demand, in Dollars, such amount as the Bank may be or may have been required to expend on account of such regulations. The Bank may debit any account or accounts maintained by the Borrower with any office of the Bank or any of its subsidiaries or affiliates (now or in the future) and apply the proceeds to the payment of any and all amounts owed by the Borrower to the Bank under this Article.


                                   ARTICLE IV

                                    GUARANTY

                  SECTION 4.01. Guaranty. Each Guarantor hereby jointly and severally irrevocably, absolutely and unconditionally

                  (1) guarantees to the Bank and its successors, endorsees, transferees and assigns the prompt and complete payment by the Borrower, as and when due and payable (whether at stated maturity or by required prepayment, acceleration, demand or otherwise), of all indebtedness, obligations and liabilities of Borrower to the Bank now existing or hereafter incurred under or arising out of or in connection with the Loan Documents, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise and all other obligations of the Borrower to the Bank including but not limited to all obligations under the Loans and Standby Letters of Credit (including, without limitation, all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. Section 502(b) and Section 506(b)) (all such indebtedness, obligations, and liabilities being herein called the "Obligations"); and

                  (2) agrees to pay any and all expenses (including counsel fees and expenses) which may be paid or incurred by the Bank in collecting any or all of the obligations and/or enforcing any rights under any of the Loan Documents or under the Obligations (the "Guaranty");

provided, however, that each Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

                  SECTION 4.02. Guarantor's Obligations Unconditional. Each Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with their terms, including the terms of the Loan Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Bank with respect thereto. The obligations and liabilities of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan

Documents or any other document related to such Obligations; (3) any exchange or release of, or non-perfection of any Lien on or in, any collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor in respect of the Obligations or each Guarantor in respect of this Guaranty.

                  This Guaranty is a continuing guaranty and shall remain in full force and effect until: (1) the payment in full of all the Obligations after the Revolving Credit Facility Termination Date, and (2) the payment of the other expenses to be paid by the Guarantor pursuant hereto. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                  This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that the obligations and liabilities of each Guarantor under this Guaranty shall not be conditioned or contingent upon the pursuit by the Bank or any other Person at any time of any right or remedy against the Borrower or any other Person which may be become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

                  Each Guarantor hereby consents that, without the necessity of any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Bank may be rescinded by the Bank and any of the Obligations continued after such rescission.

                  SECTION 4.03. Waivers. Each Guarantor hereby waives: (1) promptness and diligence; (2) notice of or proof of reliance by the Bank upon this Guaranty or acceptance of this Guaranty; (3) notice of the incurrence of any Obligations by the Borrower or the renewal, extension or accrual of any Obligation; (4) notice of any actions taken by the Bank or the Borrower or any other party under any Loan Document, or any other agreement or instrument relating thereto; (5) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of each Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 4.03, might constitute grounds for relieving any Guarantor of its obligations hereunder; and (6) any requirement that the Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

                  SECTION 4.04. Subrogation. Each Guarantor hereby waives any rights which it may acquire by way of subrogation under this Guaranty, whether acquired by any payment made hereunder, by any setoff or application of funds of the Guarantor, by the Bank or otherwise.

                  SECTION 4.05. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of Section 4.04. The provisions of this Section 4.05 shall in no respect limit the obligations and liabilities of any Guarantor to the Bank, and each Guarantor shall remain liable to the Bank for the full amount guaranteed by such Guarantor hereunder.


                                    ARTICLE V

                              CONDITIONS PRECEDENT

                  SECTION 5.01. Conditions Precedent to the Initial Loan or Standby Letter of Credit. The obligation of the Bank to make the initial Loan and to issue the initial Standby Letter of Credit is subject to the condition precedent that the Bank shall have received on or before the Closing Date each of the following documents, in form and substance satisfactory to the Bank and its counsel, and each of the following requirements shall have been fulfilled:

                  (1)      The Note.  The Note duly executed by the Borrower;

                  (2) Evidence of Due Organization of Borrower and each Guarantor. Certified copies, dated the Closing Date, of the Certificate of Incorporation and By-Laws of the Borrower and each Guarantor and all amendments thereto;

                  (3) Evidence of All Corporate Action of the Borrower and each Guarantor. Certified copies, dated the Closing Date, of all corporate action taken by the Borrower and each Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each document to be delivered pursuant to this Agreement;

                  (4) Incumbency and Signature Certificate of the Borrower and each Guarantor. A certificate, dated the Closing Date, of the Secretary of the Borrower and each Guarantor, certifying the names and true signatures of the officers of the Borrower or each Guarantor, as the case may be, authorized to sign the Loan Documents to which it is a party and the other documents to be delivered pursuant to this Agreement;

                  (5) Good Standing Certificates. A certificate, dated within ten (10) days of the Closing Date, from the Secretary of State (or other appropriate official) of the jurisdiction of incorporation of the Borrower and each Guarantor certifying as to the due incorporation and good standing of the Borrower or such Guarantor, as the case may be, and certificates, dated within five (5) days of the Closing Date, from the Secretary of State (or other appropriate official) of each other jurisdiction where the Borrower and each Guarantor is required to be qualified to conduct business, certifying that the Borrower or such Guarantor, as the case may be, is duly qualified to do such business and is in good standing in such state;

                  (6) Opinion of Counsel. A favorable opinion of Messrs. Coleman, Rhine & Goodwin LLP, counsel for the Borrower and each Guarantor, in form reasonably acceptable to the Bank;

                  (7) Closing Date Certificate. The Bank shall have received a Closing Date Certificate, substantially in the form of Exhibit B hereto, dated the Closing Date and duly executed and delivered by the chief executive or financial officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct;

                  (8) Legal Fees. Mayer, Brown & Platt has been paid in full for all legal fees, costs and expenses incurred in connection with the preparation of the Loan Documents; and

                  (9) Additional Documentation. The Bank shall have received such other approvals or documents as the Bank may reasonably request.

                  SECTION 5.02. Conditions Precedent to All Loans and All Standby Letters of Credit. The obligations of the Bank to provide each Loan (including the initial Loan) and to issue each Standby Letter of Credit (including the initial Standby Letter of Credit) shall be subject to the further conditions precedent that on the date of providing such Loan or issuing such Standby Letter of Credit, as the case may be:

                  (1)      The following statements shall be true:

                           (a) all the representations and warranties contained in each of the Loan Documents are correct on and as of the date of providing such

                                    Loan or issuing such Standby Letter of
                                    Credit, as the case may be, as though made on and as of such date; and

                           (b) no Default or Event of Default has occurred and is continuing, or could result from providing such Loan or issuing such Standby Letter of Credit, as the case may be; and

                  (2) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

                  SECTION 5.03. Deemed Representation. Each request for a Loan or a Standby Letter of Credit and, in the case of a Loan, acceptance by the Borrower of any proceeds of such Loan or in the case of a Standby Letter of Credit, issuance of such Standby Letter of Credit shall constitute a representation and warranty that the statements contained in Section 5.02(1) are true and correct both on the date of such notice and as of the date of the providing of such Loan or issuing such Standby Letter of Credit, as the case may be.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower and each Guarantor represents and warrants to the Bank that:

                  SECTION 6.01. Incorporation, Good Standing and Due Qualification. The Borrower and each Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

                  SECTION 6.02. Corporate Power and Authority. The execution, delivery, and performance by the Borrower and each Guarantor of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action, and does not and will not: (1) require any consent or approval of the stockholders of the Borrower or any Guarantor; (2) contravene the Borrower's or any Guarantor's charter or bylaws; (3) violate any provision of any Law, rule, regulation (including, without limitation, Regulation U of the Board of Governors), order, writ, judgment, injunction, decree, award or Governmental Approval presently in effect having applicability to the Borrower or any Guarantor; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of, any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor other than Liens in favor of the Bank; or (6) cause the Borrower or any Guarantor to be in default under any such Law, rule, regulation, order, writ, judgment, injunction, decree, award or Governmental Approval or any such indenture or loan or credit agreement or other agreement, lease or instrument. Except as required pursuant to the Loan Documents no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower or any Guarantor of the Loan Documents to which it is a party. None of the Borrower, any Guarantor or any of their respective Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 6.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when executed and delivered under this Agreement will be, the legal, valid, and binding obligation of the Borrower and each Guarantor a party thereto, enforceable against the Borrower and such Guarantor in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally on the exercise of judicial discretion with respect to the availability of equitable remedies.

                  SECTION 6.04. Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at October 31, 1999, and the related consolidated statement of operations, consolidated statements of shareholder's equity and consolidated statement of cash flow, of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the report thereon, dated December 1, 1999, except as to note 17, which is as of December 20, 1999, of KPMG LLP, independent certified public accountants, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied, and since October 31, 1999, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower or any Consolidated Subsidiary. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of January 31, 2000, and the related consolidated statement of operations, consolidated statement of shareholder's equity and consolidated statement of cash flow, of the Borrower and its Consolidated Subsidiaries for the three (3) month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower and the Consolidated Subsidiaries as at such dates and the results of operations of the Borrower and its Consolidated Subsidiary for the period covered by such statements, all in accordance with GAAP consistently applied. There are no liabilities of the Borrower or any Consolidated Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since October 31, 1999 and/or liabilities reflected in the interim balance sheet of the Borrower and the Consolidated Subsidiaries, dated January 31, 2000. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading, and no information, exhibit, or report hereafter furnished by the Borrower to the Bank in connection with this Agreement will contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

                  SECTION 6.05. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any of its Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such Business or properties on the operation of the Borrower or any Subsidiary or any Guarantor.

                  SECTION 6.06. Other Agreements. Neither the Borrower nor any of its Subsidiaries nor any Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which could result in a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries nor any Guarantor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument which could result in a Material Adverse Change.

                  SECTION 6.07. Litigation. Except as disclosed in the Borrower's Form 10-K filed on January 27, 2000, there is no pending or threatened action or proceeding against or affecting the Borrower or any of its Subsidiaries or any Guarantor before any court, governmental agency, or arbitrator, which could be adversely determined and if so determined could, in any one case or in the aggregate, result in a Material Adverse Change.

                  SECTION 6.08. No Defaults on Outstanding Judgments or Orders. The Borrower and each Guarantor (1) have satisfied all judgments, and (2) are not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other Governmental Authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

                  SECTION 6.09. Ownership and Liens. The Borrower, each of its Subsidiaries and each Guarantor, each has title to, or valid leasehold interests in, all of its properties and assets, real and personal, and none of the properties and assets owned by the Borrower or any of its Subsidiary or any Guarantor and none of their leasehold interests are subject to any Lien, except such as may be permitted pursuant to Section 8.01 of this Agreement.

                  SECTION 6.10. Subsidiaries and Ownership of Stock. The Guarantors are the only Subsidiaries of the Borrower. All of the outstanding capital stock of each Guarantor has been validly issued, is entirely owned by the Borrower, fully paid and non-assessable, and is owned by the Borrower free and clear of all Liens.

                  SECTION 6.11. ERISA. The Borrower and each of its Subsidiaries and each Guarantor is in compliance in all respects with all applicable provisions of ERISA; neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA on which the PBGC could institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Guarantor nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower, each Guarantor and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any Guarantor or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                  SECTION 6.12. Operation of Business. The Borrower and its Subsidiaries and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor its Subsidiaries nor any Guarantor is in violation of any valid rights of others with respect to any of the foregoing.

                  SECTION 6.13. Taxes. The Borrower and each of its Subsidiaries and each Guarantor have filed all tax returns (federal, state and local) required to be filed and have paid all federal, state, local and foreign taxes, assessments and governmental charges and levies thereon required to be paid through the date hereof, including interest and penalties.


                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

                  So long as the Note remains unpaid or any Standby Letter of Credit Obligation shall remain outstanding or the Bank shall have any Commitment under this Agreement, or any other amount is owing by Borrower to Bank under any Loan Document, the Borrower will:

                  SECTION 7.01. Maintenance of Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and, good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation, as the case may be, in each jurisdiction in which the failure to so qualify could result in a Material Adverse Change.

                  SECTION 7.02. Maintenance of Records. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied for all reporting periods, reflecting all financial transactions of the Borrower and its Subsidiaries.

                  SECTION 7.03. Maintenance of Properties. Maintain, keep, and preserve and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  SECTION 7.04. Conduct of Business. Continue, and cause each of its Subsidiaries to continue, to engage in Existing Lines of Business.

                  SECTION 7.05. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance policies with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated and such other insurance as reasonably required by the Bank, which insurance may provide for reasonable deductibility from coverage thereof.

                  SECTION 7.06. Compliance With Laws. Comply, and cause each of its Subsidiaries to comply, in all respects with all applicable Laws, rules, regulations, orders and Governmental Approvals, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, except to the extent such taxes, assessments and governmental charges are the subject of a Good Faith Contest.

                  Without limiting the generality of the foregoing paragraph, comply, and cause each of its Subsidiaries to comply, in all respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance.

                  SECTION 7.07. Right of Inspection. At any reasonable time and from time to time upon reasonable notice, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary of the Borrower to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary of the Borrower with any of their respective officers and directors and independent accountants.

                  SECTION 7.08. Reporting Requirements. Furnish to the Bank:

         (1) Borrower's Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of the first, second and third quarterly accounting periods of each fiscal year of the Borrower (or, if the Borrower is required to file a Form 10-Q with the Securities and Exchange Commission, within two Business Days after the date that such filing is originally due), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the last day of such quarterly period and the related consolidated statements of operations, cash flows and changes in shareholders' equity of the Borrower and its Consolidated Subsidiaries for each quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of each quarterly period, in each case setting forth in comparative form corresponding unaudited consolidated figures from the preceding fiscal year, all in reasonable detail and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower
(subject to year-end adjustments);

         (2) Borrower's Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if the Borrower is required to file a Form 10-K with the Securities and Exchange Commission, within two Business Days after the date that such filing is originally due), the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in shareholders' equity of the Borrower and its Consolidated Subsidiaries for such fiscal year and stating in comparative form the consolidated figures for the corresponding date and period in the previous fiscal year, all in reasonable detail and all prepared in accordance with GAAP consistently applied, accompanied by an opinion on such consolidated financial statements acceptable to the Bank by an independent certified public accountants selected by the Borrower and acceptable to the Bank;

         (3) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any of its Consolidated Subsidiaries by independent certified public accountants in connection with the examination of the financial statements of the Borrower or any of its Consolidated Subsidiaries made by such accountants;

         (4) Certificate of No Default. Within sixty (60) days after the end of each of the first three quarters of each fiscal year and within ninety (90) days of the end of each fiscal year of the Borrower, a certificate of the chief financial officer of the Borrower (a) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (b) with computations demonstrating compliance with the covenants contained in Article IX;

         (5) SEC and Other Reports. Promptly upon their becoming publicly available, a copy of each report (including Form 8-K, 10-K, and 10-Q), proxy statement and registration statement or prospectus relating to securities of the Borrower filed by Borrower with or delivered to any securities exchange, the Securities and Exchange Commission or any successor agency;

         (6) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or any of its Subsidiaries, could result in a Material Adverse Change;

         (7) Notice of Defaults and Events of Default. As soon as possible and in any event within seven (7) days after any officer of the Borrower or any of its Subsidiaries has knowledge of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower and its Subsidiaries with respect thereto;

         (8) ERISA Reports. As soon as possible and in any event within seven
(7) days after the Borrower or any of its Subsidiaries knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the Borrower or any of its Subsidiaries has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower, will deliver to each Bank a certificate of the chief financial officer of the Borrower, setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower and its Subsidiaries proposes to take with respect thereto;

         (9) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished by the Borrower or any of its Subsidiaries to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 7.08;

         (10) Environmental. Promptly upon receipt thereof, copies of all Environmental Notices received by the Borrower or any of its Subsidiaries;

         (11) Material Adverse Change. As soon as possible and in any event within seven (7) days after the occurrence of any event or circumstance which could result in or has resulted in a Material Adverse Change, written notice thereof;

         (12) Acquisitions. As soon as possible (a) notice of each proposed Acquisition, and (b) information verifying that such Acquisition is a Permitted Acquisition; and

         (13) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

                  SECTION 7.09. New Subsidiaries. Each of the following conditions shall be satisfied by the Borrower with respect to each Subsidiary formed or acquired on or after the Effective Date, except for a Subsidiary formed for the purpose of making an Acquisition but such exception shall only apply to such Subsidiary as long as such Subsidiary does not own any assets used in connection with the operation of a business:

                  (a) the Bank shall have received a supplemental guaranty agreement in a form acceptable to the Bank in its sole discretion duly executed by such Subsidiary pursuant to which such Subsidiary shall agree to be bound by the terms of this Agreement applicable to a Subsidiary and a Guarantor;

                  (b) the Bank shall have received a certificate of the Secretary or Assistant Secretary of such Subsidiary attesting to the certificate of incorporation and bylaws of such Subsidiary and all amendments thereto and to all corporate action taken by such Subsidiary, including resolutions of its Board of Directors authorizing the execution, delivery and performance of its Guaranty Agreement and any other documents executed in connection therewith; and

                  (c) the Bank shall have received a favorable opinion of counsel to such Subsidiary covering all of the matters covered by (a) and (b) above, and as to such other matters as the Bank may reasonably request.


                                  ARTICLE VIII

                               NEGATIVE COVENANTS

                  So long as the Note remains unpaid or any Standby Letter of Credit Obligation shall remain outstanding or the Bank shall have any Commitment under this Agreement or any other amount is owing by Borrower to Bank under any Loan Document the Borrower will not:

                  SECTION 8.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties now owned or hereafter acquired, except:

                  (1) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are the subject of a Good Faith Contest;

                  (2) Liens imposed by Law, such as mechanics', materialmen's, landlords', warehousemen's and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days;

                  (3) Liens under workers, compensation, unemployment insurance, Social Security, or similar legislation;

                  (4) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (5) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (6) Purchase-money Liens on equipment hereafter acquired or the assumption of any Lien on equipment existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement relating to equipment or a Capital Lease of equipment, provided that:

                           (a)      Any equipment subject to any of the
                                    foregoing is acquired by the Borrower or its Subsidiary in the ordinary course of its business and the Lien or assumption of such Lien on any such property is created contemporaneously with such acquisition;

                           (b) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred percent (100%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby; and

                           (c) Each such Lien shall attach only to the equipment so acquired and fixed improvements thereon.

                  SECTION 8.02. Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

                  (1) Debt of the Borrower under this Agreement or the Note or in respect of any Standby Letter of Credit Obligation;

                  (2) Any other Debt provided by the Bank to the Borrower or any of its Subsidiaries;

                  (3) Accounts payable to trade creditors for goods or services which are not aged more than one hundred twenty (120) days from billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless the subject of a Good Faith Contest; and

                  (4) Debt of the Borrower secured by purchase money Liens permitted by Section 8.01(6).

                  SECTION 8.03. Mergers, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to any Person, or acquire any assets of or the business of any Person or permit any Subsidiary to do so; except (1) that any Subsidiary may merge into and transfer assets to the Borrower, (2) in connection with Permitted Acquisitions and (3) the acquisition from any Person of any assets required for the ongoing operation of the business of the Borrower or any Subsidiary, as the case may be.

                  SECTION 8.04. Dividends. In the case of the Borrower, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or securities convertible into capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or any Subsidiary of the Borrower; except (1) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower, and (2) that the Borrower may purchase, redeem, retire or otherwise acquire for value any of its capital stock or securities convertible into common stock provided that (a) the total compensation paid and/or liabilities assumed in connection with all of the foregoing actions does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate for all such actions, and (b) at the time of and after giving effect to such actions there are and shall be no Defaults or Events of Default.

                  SECTION 8.05. Sale of Assets. Sell, lease, assign, transfer, pledge, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, pledge, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and Debt of their respective Subsidiaries, receivables and leasehold interests); except: (1) for inventory disposed of in the ordinary course of business, (2) for the sale or other disposition of assets no longer used or useful in the conduct of its business, and (3) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower.

                  SECTION 8.06. Investments. Make any loan or advance to any Person (including but not limited to any loan to any officer, director, employee, or Affiliate of the Borrower), or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or permit any Subsidiary to do so except: (1) provided that the weighted average life of all of the following is three (3) years or less at all times: (a) direct obligations of the United States or any agency thereof; (b) commercial paper of a domestic issuer rated at least "A-2" by Standard & Poor's Corporation or "P-2" by Moody's Investors Service, Inc.; (c) certificates of deposit issued by either
(i) the Bank, or (ii) any other commercial bank rated at least "BBB" by Standard & Poor's Corporation or "Baa" by Moody's Investors Service, Inc.; (d) Debt of a corporate domestic issuer (other than an Affiliate of the Borrower or any Guarantor) with a long term debt rating of "BBB" or better by Standard & Poor's Corporation or "Baa" by Moody's Investors Service, Inc., (e) Debt of a domestic Governmental Authority with a long term debt rating of "BBB" or better by Standard & Poor's Corporation or "Baa" or better by Moody's

Investors Service Inc., and (f) preferred stock of a domestic corporation with a long term debt rating "BBB" or better by Standard & Poor's Corporation or "Baa" or better by Moody's Investors Service, Inc.; (2) for stock, obligations, or securities received in settlement of debts (created in the ordinary course of business); (3) any of the foregoing incurred in connection with a Permitted Acquisition; (4) loans by the Borrower to the Guarantors; (5) loans by the Borrower to employees of the Borrower or its Subsidiaries provided that (a) the aggregate amount of all such loans outstanding to a particular employee at any time does not exceed One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) and (b) the aggregate amount of all such loans to all employees outstanding at any time does not exceed One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000); and (6) Investments permitted as Indebtedness pursuant to Section 8.02.

                  SECTION 8.07. Guaranties, Etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, or permit any Subsidiary to do so except
(1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) the Guaranty; and (3) guaranties by the Borrower or any of its Subsidiaries of any obligation of the Borrower or any of its Subsidiaries arising under any contract that (a) is entered into by the Borrower or such Subsidiary in the ordinary course of business and (b) the Borrower or such Subsidiary is not otherwise prohibited from entering under the terms of this Agreement.

                  SECTION 8.08. Transactions With Affiliate. Enter into any transaction, or permit any subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than it could obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  SECTION 8.09. Restrictions on Dividends. The Borrower shall not permit any of its Subsidiaries to enter into any agreement, other than this Agreement, prohibiting or restricting the declaration or payment of cash dividends or other payments by such Subsidiary in respect of securities of such Subsidiary or loans, advances to, or other investments by such Subsidiary in, the Borrower or any Guarantor.

                  SECTION 8.10. Stock of Subsidiary, Etc. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except in connection with a transaction permitted under Section 8.03, or permit any Subsidiary to issue any additional shares of its capital stock when after giving effect to such issuance the Person owning all of the stock of such Subsidiary on the date of this Agreement would own eighty percent (80%) or less of the stock of such Subsidiary.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

                  So long as the Note remains unpaid or any Standby Letters of Credit Obligation shall remain outstanding or the Bank shall have any Commitment under this Agreement or any other amount is owing by Borrower to Bank under any Loan Document:

                  SECTION 9.01. Minimum Consolidated Current Ratio. The Borrower and its Consolidated Subsidiaries will have as of the last day of each fiscal quarter of each fiscal year of the Borrower a ratio of (1) Consolidated Current Assets less Consolidated Deferred Assets to (2) Consolidated Current Liabilities less Consolidated Deferred Liabilities of not less 2.0 to 1.

                  SECTION 9.02. Minimum Consolidated Tangible Net Worth. The Borrower and its Consolidated Subsidiaries will, as of the last day of each fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ended April 30, 2000, have a Consolidated Tangible Net Worth of not less than $65,000,000.

                  SECTION 9.03. Consolidated Leverage Ratio. The Borrower and its Consolidated Subsidiaries will have as of the last day of each fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ended April 30, 2000, a ratio of (1) Consolidated Total Liabilities less Consolidated Deferred Liabilities to (2) Consolidated Tangible Net Worth of not more than 1.00 to 1.

                  SECTION 9.04. Minimum Consolidated Cash Flow Ratio. The Borrower and its Consolidated Subsidiaries will, as of the last day of each fiscal year, commencing with fiscal year ended October 31, 2000, have a ratio of the following for the prior twelve month period (1) Consolidated Earnings Before Interest, Taxes and Depreciation, minus Consolidated Capital Expenditures to (2) Consolidated Debt Service plus Dividends of not less than 3.0 to 1.

                  SECTION 9.05. Consolidated Interest Coverage. The Borrower and its Consolidated Subsidiaries will, as of the last day of each fiscal quarter in each fiscal year, commencing with the fiscal quarter ended April 30, 2000, have a ratio of the following for each twelve (12) month period (taken together as a whole) ending on the end of each such fiscal quarter (1) Consolidated Earnings Before Interest, Taxes and Depreciation, to (2) Consolidated Interest Expense of not less than 4.0 to 1.

                                    ARTICLE X

                                EVENTS OF DEFAULT

                  SECTION 10.01. Events of Default. If any of the following events ("Events of Default") shall occur:

                  (1) The Borrower shall fail to pay the principal of the Note when due and payable, or shall fail to pay interest on the Note when due and payable, or shall fail to reimburse the Bank on a Standby Letter of Credit when due and payable or shall fail to pay any other obligations owing to the Bank under this Agreement or any other Loan Document when due and payable;

                  (2) Any representation or warranty made or deemed made by the Borrower or any Guarantor in any Loan Document to which it is a party or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (3) The Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Section 7.05 or
         Section 7.08 or Article VIII or Article IX on its part to be performed or observed; or Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in Article VII (other than Sections 7.05 and 7.08) or otherwise contained in this Agreement or any Loan Document (other than the Note) to which it is a party on its part to be performed or observed and such failure shall remain unremedied for thirty (30) consecutive calendar days after such occurrence;

                  (4) The Borrower or any of its Subsidiaries or any Guarantor shall: (a) fail to pay any Debt (other than any Debt described in Section 10.01(1)) of the Borrower or such Subsidiary or the Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (5) The Borrower or any of its Subsidiaries or the Guarantor:
         (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for its or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution or liquidation Law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it, in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

                  (6) One or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against any Borrower or any of its Subsidiaries or the Guarantor and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

                  (7) The Guaranty shall at any time after its execution and delivery cease for any reason to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation under the Guaranty, or any Guarantor shall fail to perform any of its obligations under the Guaranty; or

                  (8) Any of the following events occur or exist with respect to the Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with Respect to any Plan;
         (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4202 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or may exceed One Hundred Thousand Dollars ($100,000), then, and in any such event (other than Section 10.01(5)), the Bank may, by notice to the Borrower, (1) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, (2) declare the outstanding Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; (3) require Borrower to provide Cash Collateral in the aggregate amount of all outstanding Standby Letters of Credit; and (4) exercise any of the remedies provided in this Agreement and any of the other Loan Documents; provided, however, that upon the occurrence of an Event of Default referred to in Section 10.01(5), the Commitment shall automatically terminate and the outstanding Note, all interest thereon, and all Standby Letter of Credit Obligations and any other amounts payable under this Agreement or any of the other Loan Documents, shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower or a Guarantor is a party, nor consent to any departure by the Borrower or a Guarantor from any Loan Document shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 11.02. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic communication) and mailed or delivered by messenger or sent by facsimile, if to the Borrower or the Guarantors, at the Borrower's address at 401 Park Avenue South, New York, New York 10016, Attention: Alan L. Bendes, with a copy to Coleman Rhine & Goodwin LLP, 750 Lexington Avenue, New York, New York 10022, Attention: Kenneth S. Goodwin, if to the Bank, at its address at 1411 Broadway, Fifth Floor, New York, New York, 10018, Attention: Dele Akinla, II, with a copy to Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019,
Attention: David K. Duffee or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall, when mailed or telegraphed or sent by facsimile, be effective when deposited in the mails, delivered by facsimile or sent to the telegraph company, respectively addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

                  SECTION 11.03. No Waiver; Remedies. No failure on the part of the Bank to exercise and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

                  SECTION 11.04. Assignment; Participation. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, each Guarantor, the Bank and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer its rights or obligations hereunder. The Bank may assign its rights and obligations hereunder, without the consent of the Borrower or any Guarantor, and any assignee hereunder shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Bank hereunder. The Bank may sell participations in, all or any part of any Loan to another bank or other Person and the participant shall have no rights under the Loan Documents and all amounts payable by the Borrower under the Loan Documents shall be determined as if the Bank had not sold such participation. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (1) the increase in the Revolving Credit Facility, (2) extension of the Revolving Credit Facility Termination Date, or
(3) the reduction of the Revolving Credit Facility Fee or the rate of interest payable on the Loans or the Standby Letter of Credit Fee to a fee or rate, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Borrower and the Guarantors in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants).

                  SECTION 11.05. Costs, Expenses and Taxes. The Borrower and each Guarantor agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, and any local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Loan Documents. In addition, the Borrower and each Guarantor shall be obligated to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                  SECTION 11.06. Indemnification. The Borrower agrees to indemnify the Bank and its respective directors, officers, employees, agents and controlling persons (each on "Indemnified Party") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or liabilities incurred by any of them arising out of or by reason of any investigation, litigation or other proceedings (including any threatened investigation, litigation or other proceedings) relating to or arising in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (but excluding any such losses, liabilities, claims, damages or liabilities incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). The Borrower also agrees to reimburse any Indemnified Person for all expenses incurred in connection with any such investigation, litigation or other proceedings (whether actual or threatened), including, without limitation, the fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings.

                  The obligations of the Borrower under this Section shall survive the repayment of the Loans and all amounts due under or in connection with any of the Loan Documents and the termination of the Revolving Credit Facility.

                  SECTION 11.07. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or the Note or any Standby Letter of Credit or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or any Standby Letter of Credit or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower or the applicable Guarantor, as the case may be, after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

                  SECTION 11.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

                  SECTION 11.09. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

                  SECTION 11.10. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

                  SECTION 11.11. Jurisdiction; Immunities; Waiver of Jury Trial. THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY OF THE STATE OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, AND THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER AND EACH GUARANTOR IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER OR THE APPLICABLE GUARANTOR, AS THE CASE MAY BE, AT ITS ADDRESS SPECIFIED IN SECTION 11.02 BY REGISTERED MAIL, RETURN RECEIPT REQUESTED. THE BORROWER AND EACH GUARANTOR AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND

MAY BE ENFORCED IN ANY JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY
OTHER MANNER PROVIDED BY LAW. THE BORROWER AND EACH GUARANTOR FURTHER WAIVE ANY OBJECTION TO VENUE IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER AND EACH GUARANTOR FURTHER AGREE THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK.

                  NOTHING IN THIS SECTION 11.11 SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ANY GUARANTOR OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

                  TO THE EXTENT THAT THE BORROWER OR ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVE SUCH IMMUNITY IN RESPECT OF THEIR RESPECTIVE OBLIGATIONS UNDER THE LOAN DOCUMENTS.

                  THE BORROWER AND EACH GUARANTOR HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL.

                  SECTION 11.12. Effectiveness. The obligation of the Bank to enter into this Agreement and the effectiveness hereof is subject to the condition precedent that on the Effective Date, which shall be a Business Day,
(a) this Agreement shall have been duly executed and delivered by the Borrower and each of the Guarantors, (b) the Borrower shall have paid to the Bank the Revolving Credit Facility Fee for the period from the Effective Date to but not including the first Business Day of the Quarterly Payment Date immediately succeeding the Effective Date and (c) the Borrower shall have paid the fees and out-of-pocket expenses of counsel for the Bank.


                          [INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     HEALTH MANAGEMENT SYSTEMS, INC.


                                     By_________________________________________
                                       Name:    Alan L. Bendes
                                       Title:   Senior Vice President &
                                                Chief Financial Officer


                                     ACCELERATED CLAIMS PROCESSING, INC.


                                     By_________________________________________
                                       Name:    Paul J. Kerz
                                       Title:   Secretary


                                     QUALITY MEDI-CAL ADJUDICATION
                                       INCORPORATED


                                     By_________________________________________
                                       Name:    Paul J. Kerz
                                       Title:   Secretary


                                     HEALTH CARE MICROSYSTEMS, INC.


                                     By_________________________________________
                                       Name:    Paul J. Kerz
                                       Title:   Secretary


                                     CDR ASSOCIATES, INC.


                                     By_________________________________________
                                       Name:    Paul J. Kerz
                                       Title:   Secretary

                                     HSA MANAGED CARE SYSTEMS, INC.


                                     By_________________________________________
                                       Name:    Paul J. Kerz
                                       Title:   President


                                     HEALTH RECEIVABLES MANAGEMENT, INC.


                                     By_________________________________________
                                       Name:    Alan L. Bendes
                                       Title:   Vice President


                                     THE CHASE MANHATTAN BANK


                                     By_________________________________________
                                       Name:    Dele Akinla, II
                                       Title:   Vice President


                                     LENDING OFFICE FOR PRIME RATE
                                     LOANS AND LIBOR LOANS:
                                     THE CHASE MANHATTAN BANK
                                     1411 Broadway
                                     Fifth Floor
                                     New York, New York 10018
                                     Telephone:  (212) 391-7652
                                     Facsimile:  (212) 391-7117

                                     Attention:  _______________________